EXFO Announces Substantial Issuer Bid

EXFO to repurchase up to C$30,000,000 of its subordinate voting shares

QUEBEC CITY, CANADA, January 7, 2015 — EXFO Inc. (NASDAQ: EXFO, TSX: EXF) announced today that its Board of Directors has authorized a substantial issuer bid (the “Offer”) to purchase for cancellation up to 7,142,857 subordinate voting shares for an aggregate purchase price not to exceed C$30,000,000.

The Offer is being made by way of a “modified Dutch Auction” pursuant to which shareholders may tender all or a portion of their shares (i) at a price not less than C$4.20 per share and not more than C$4.60 per share, in increments of C$0.05 per share, or (ii) without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the Offer. The Offer will expire at 5 p.m. (Eastern time) on February 13, 2015, unless withdrawn, extended or varied by EXFO.

The purchase price paid for each share properly tendered and not withdrawn will be based on the number of shares tendered and the prices specified by shareholders making tenders, and will be the lowest price that will allow EXFO to purchase up to C$30,000,000 of shares at a price within the range specified above. Shareholders will receive the purchase price in cash for shares tendered at prices equal to or lower than the purchase price. All shares tendered at prices higher than the purchase price will be returned to shareholders. All shares purchased by EXFO will be purchased at the same price, even if shareholders have selected a lower price. If the number of shares tendered at or below the purchase price would result in an aggregate purchase price in excess of C$30,000,000, those shares will be purchased on a pro rata basis.

The Offer is not conditional upon any minimum number of shares being tendered, but it is subject to certain other conditions. A complete description of the terms and conditions of the Offer will be contained in the Offer to Purchase and Issuer Bid Circular and related documents that will be filed with the applicable securities regulatory authorities in Canada and the United States and mailed to holders of shares on or about January 8, 2015.

EXFO has suspended its current normal course issuer bid and no subsequent purchases will be completed under such normal course issuer bid that expires on January 12, 2015.

EXFO has retained National Bank Financial Inc. and its U.S. affiliate to act as Dealer Managers in connection with the Offer.  EXFO has retained Georgeson Shareholder Communications Canada Inc. and its U.S. affiliate to act as Information Agents in connection with the Offer.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell EXFO’s subordinate voting shares. The solicitation and the offer to buy EXFO’s subordinate voting shares will be made only pursuant to the separate Offer to Purchase and Issuer Bid Circular and related documents. At the time the Offer is commenced, EXFO will file the Offer to Purchase and Issuer Bid Circular and related documents with Canadian securities regulatory authorities and a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). Shareholders should carefully read the Tender Offer Statement, the Offer to Purchase and Issuer Bid Circular, the related letter of transmittal and other related documents when they are available because they contain important information, including the various terms and conditions of the Offer. The Offer to Purchase and Issuer Bid Circular, the related letter of transmittal and certain other documents will be delivered without charge to all holders of EXFO’s shares. The Tender Offer Statement (including the Offer to Purchase and Issuer Bid Circular, the related letter of transmittal and all other offer documents filed by EXFO with the SEC) will be available without charge at the SEC’s website at www.sec.gov or by calling EXFO’s Corporate Secretary at (418) 683-0913, Ext. 23704. Offer documents required to be filed in Canada will also be available without charge at www.sedar.com. Shareholders are urged to read these materials carefully prior to making any decision with respect to the Offer.

About EXFO
Listed on the NASDAQ and TSX stock exchanges, EXFO is a leading provider of next-generation test, service assurance and end-to-end quality of experience solutions for mobile and fixed network operators and equipment manufacturers in the global telecommunications industry. EXFO’s intelligent solutions with contextually relevant analytics improve end-user quality of experience, enhance network performance and drive operational efficiencies throughout the network and service delivery lifecycle. Key technologies supported include 3G, 4G/LTE, VoLTE, IMS, video, Ethernet/IP, SNMP, OTN, FTTx, xDSL and various optical technologies accounting for more than 38% of the global portable fiber-optic test market. EXFO has a staff of approximately 1600 people in 25 countries, supporting more than 2000 customers worldwide. For more information, visit www.EXFO.com and follow us on the EXFO Blog, Twitter, LinkedIn, Facebook, Google+ and YouTube.

Forward-Looking Statements
This press release contains forward-looking information or statements (“forward-looking statements”). Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. In addition, any statement that refers to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in forward-looking statements due to various factors including, but not limited to, macroeconomic uncertainty as well as capital spending and network deployment levels in the telecommunications industry (including our ability to quickly adapt cost structures with anticipated levels of business and our ability to manage inventory levels with market demand); future economic, competitive, financial and market conditions; consolidation in the global telecommunications test and service assurance industry and increased competition among vendors; capacity to adapt our future product offering to future technological changes; limited visibility with regards to timing and nature of customer orders; longer sales cycles for complex systems involving customers’ acceptances delaying revenue recognition; fluctuating exchange rates; concentration of sales; timely release and market acceptance of our new products and other upcoming products; our ability to successfully expand international operations; our ability to successfully integrate businesses that we acquire; and the retention of key technical and management personnel. Assumptions relating to the foregoing involve judgments and risks, all of which are difficult or impossible to predict and many of which are beyond our control. Other risk factors that may affect our future performance and operations are detailed in our Annual Report on Form 20-F, and our other filings with the U.S. Securities and Exchange Commission and the Canadian securities commissions. We believe that the expectations reflected in the forward-looking statements are reasonable based on information currently available to us, but we cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward-looking statements. These statements speak only as of the date of this document. Unless required by law or applicable regulations, we undertake no obligation to revise or update any of them to reflect events or circumstances that occur after the date of this document.

For more information
Georgeson Shareholder Communications Canada Inc. Toll free number (North America): 1-866-425-8541 Banks and brokers call collect: 1-212-440-9800	National Bank Financial Inc. Toll free number (Canada): 1-800-361-8838 Toll free number (USA): 1-800-678-7155